Exhibit 10.3

Second Amendment to Merger Agreement

This Second Amendment to Merger Agreement, (the “Amendment”) is entered into as of the 31st day of March 2022, by and among (i) Sollensys Corp., a Nevada corporation (“Sollensys”); (ii) S-CC Merger Sub, Inc., an Arkansas corporation and a wholly owned subsidiary of Sollensys (“S-CC Merger Sub”); (iii) S-Solutions Merger Sub, Inc., an Arkansas corporation and a wholly owned subsidiary of Sollensys (“S-Solutions Merger Sub”); (iv) Celerit Corporation, an Arkansas corporation (the “Celerit”); (v) Celerit Solutions Corporation, an Arkansas corporation (“Celerit Solutions”); and (iv) Terry Rothwell (“Shareholder”). Each of Celerit and Celerit Solutions may be referred to herein individually as a “Company” and collectively as the “Companies”. Each of Sollensys, S-CC Merger Sub and S-Solutions Merger Sub may be referred to individually as a “Sollensys Party” and collectively as the “Sollensys Parties”. Each Sollensys Party, each Company and the Shareholder may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS,

A.	The Parties are all of the parties to a Merger Agreement dated October 26, 2021, and the Amendment thereto dated January 28, 2022 (collectively, the “Merger Agreement”).

B.	Section 2.09 of the Merger Agreement, as amended, prescribes the manner in which the closing date will be determined, and Section 8.01(e) of the Merger Agreement, as amended, provides that the Parties may terminate the Merger Agreement if it is not closed by March 31, 2022 (the “Closing Deadline”).

C.	The Parties are moving toward closing the Merger Agreement, and the Parties have agreed in principal as to certain modifications to the terms and conditions of the Merger Agreement and the transactions as set forth therein, and are in the process of preparing additional amendments to the Merger Agreement to reflect the same, but such amendments are not expected to be completed prior to the Closing Deadline of March 31, 2022.

D.	The Parties desire to extend the Closing Deadline to April 7, 2022 so as to provide the Parties with time to prepare the formal amendments to the Merger Agreement to reflect such revised terms.

E.	Section 10.11 of the Merger Agreement provides that the Parties may amend the Merger Agreement in writing.

NOW, THEREFORE, in consideration of the premises herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Defined terms used herein without definition shall have the meanings given in the Merger Agreement.

2.	Section 8.01(e) of the Merger Agreement is hereby amended to replace the date of March 31, 2022, with April 7, 2022.

3.	The Parties acknowledge and agree that the following changes to the terms and conditions of the Merger Agreement have been agreed in principal, and between the date hereof and April 7, 2022, the Parties shall reasonably cooperate to agree on amendments to the Merger Agreement to reflect the same, provided, for the avoidance of doubt, the Parties agree that the following provisions shall not be binding on the Parties unless and until a formal amendment of the Merger Agreement reflecting such provisions is agreed to and is executed by the Parties:

(a)	The Merger Consideration shall be (i) 4,000,000 shares of Sollensys Common Stock issued in the name of and delivered to Terry Rothwell April 7, 2022 (ii) $2,705,000 in cash, of which $10,000 shall be paid on the execution of the definitive amendment of the Merger Agreement reflecting the terms herein, and (iii) one (1) Sollensys Blockchain Server Distributive Data Center loaded with Sollensys Application Software (R4 Enterprise) (currently 32 Dell units) or equivalent (the “Sollensys Server Center”).

(b)	The remaining $2,695,000 of the cash Merger Consideration will be paid via a promissory note (the “Note”) between Sollensys and Terry Rothwell, which shall be due and payable on or before June 30, 2022, and if not repaid at that time will bear interest thereafter at the rate of 6% annually.

(c)	The closing of the CRE Transactions and the repayment of the note will occur when Sollensys has obtained the $6,000,000 in financing from one or more of its sources, and the CRE Transactions will be subject to a separate agreement (“CRE Agreement”) to be entered into by the applicable parties. The purchase price for the real estate in the CRE Transactions will be $3,295,000.

(d)	In the event that the CRE Transactions do not close on or before June 30, 2022,, rent on the facilities to be acquired in the CRE Transactions will increase by $50,000 per month and continue as provided in the CRE Agreement.

(e)	At the Closing, Sollensys will enter into an agreement with Terry Rothwell and George Benjamin Rothwell for the use of two (2) Sollensys Server Centers owned by the Rothwells for total payments of $100,000.00 per month until the second to die of Terry Rothwell and George Benjamin Rothwell, with no costs or obligations for either Terry Rothwell or George Benjamin Rothwell.

(f)	Immediately upon Closing, Sollensys shall assign to Celerit exclusive rights and responsibility for sales, support and service of all Sollensys products and services offered to banks and financial institutions (collectively, the “Banking Industry”). Any Sollensys contracts, agreements or arrangements of any nature that involve Sollensys sales or services to the Banking Industry shall, immediately upon Closing, be assigned to Celerit for administration and performance.

(g)	At the Closing, Terry Rothwell will join the Sollensys Board and Anthony Nolte and Donald Beavers will join the Celerit Board and the Celerit Solutions Board. All current Celerit and Celerit Solutions officers will remain in place unless otherwise agreement, and all Celerit and Celerit Solutions employees shall initially remain employed.

(h)	Once the amendment to the Merger Agreement to reflecting the above terms has been executed, the Parties will commence completion of the audit of Celerit and Celerit Solutions for 2021, and Sollensys will pay for the costs of such audit.

4.	Other than as amended herein, the Merger Agreement remains in full force and effect as amended herein.

5.	This Amendment shall be governed by, enforced, and construed under and in accordance with the Laws of Nevada, without giving effect to principles of conflicts of law thereunder. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

Sollensys Corp.

By:	/s/ Donald Beavers
Name:	Donald Beavers
Title:	President

S-CC Merger Sub, Inc.

By:	/s/ Anthony Nolte
Name:	Anthony Nolte
Title:	Chief Executive Officer

S-Solutions Merger Sub, Inc.

By:	/s/ Anthony Nolte
Name:	Anthony Nolte
Title:	Chief Executive Officer

Celerit Corporation

By:	/s/ Terry Rothwell
Name:	Terry Rothwell
Title:	Chief Executive Officer

Celerit Solutions Corporation

By:	/s/ Terry Rothwell
Name:	Terry Rothwell
Title:	Chief Executive Officer

Shareholder:

Terry Rothwell

By:	/s/ Terry Rothwell
Name:	Terry Rothwell